Exhibit 3.2

                              Articles of Amendment
                                       To
                            Articles of Incorporation
                                       Of
                             Jane Butel Corporation
                             ----------------------
    (Name of Corporation as currently filed with Florida Department of State)

                                     V29219
                            -----------------------
                    (Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATE NAME (if changing):

N/A
-------------------------------------------------
(must contain the word "corporation," or "company," or the abbreviation "Corp.," "Inc.," or "Co.,")

(A professional corporation must contain the word "chartered," "professional association," or abbreviation "P.A.")


AMENDMENTS ADOPTED (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

New Article 7 to be added
-------------------------

ARTICLE 7
---------
Reverse Split
-------------

That the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Common Stock of the Corporation on the basis of a ratio within the range of two to two-hundred PRE-SPLIT shares for every one POST-SPLIT share of Common Stock, with the ratio to be selected and implemented by the Corporation's Board of Directors on such date as determined by the Board of Directors in its sole discretion (the "Reverse Split") and further that the Board of Directors be authorized to take all other actions necessary and appropriate to effect such Reverse Split if so required.